Exhibit 99.1

Chaucer To  Exit The UK Motor Business;

 Will Direct All Resources To Lloyd’s Specialist Classes

WORCESTER, Mass., (April 13, 2015) – The Hanover Insurance Group, Inc., (NYSE: THG) today announced that it has signed a definitive agreement through which it will transfer its United Kingdom motor business to Markerstudy Group,  a UK-based insurance provider. The transaction will be executed through a 100 percent reinsurance arrangement for prior claim liabilities and in-force policies  written by this division and the sale of the entities associated with this business.

The transaction, subject to regulatory approvals as well as satisfaction of certain closing conditions, is expected to close in the third quarter.   It is not expected to have a material impact on The Hanover’s 2015 operating earnings.   The total consideration for the transaction is approximately $60 million.

“The transfer of Chaucer’s UK motor business to Markerstudy will allow our team at Chaucer to direct even more resources to Lloyd’s specialist classes, building even greater expertise in preferred market segments,” said Frederick H. Eppinger, president and chief executive officer of The Hanover.

Robert A. Stuchbery, president of The Hanover’s international operations and chief executive officer of Chaucer, said,  “The UK motor division has made a solid contribution to our success for many years.  As a member of the Markerstudy Group of companies, it will benefit both from strategic investments in products and services and affiliation with an organization committed to building its presence in the domestic UK market, setting the stage for the UK motor division’s continued success.”

Chaucer’s UK motor business primarily focuses on traditional personal auto insurance, as well as specialist motor classes, including motorcycles, classic and specialist vehicles, and commercial auto.  In 2014, this business generated net premiums written of $297.7 million and net premiums earned of $305.9 million.  This division produced a net combined ratio of 100.7% in calendar year 2014, including a  loss ratio of 73.5% and an expense ratio of 27.2%.

Willis Capital Markets & Advisory advised The Hanover on the transaction.

About The Hanover

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. For more than 160 years, The Hanover has provided a wide range of property and casualty products and services to businesses, individuals, and families. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, the company offers specialized coverages for small and mid-sized businesses, as well as insurance protection for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

About Markerstudy

Markerstudy Group is a privately held group of insurance companies and insurance service providers with a main focus on personal insurance. It includes Gibraltar based Markerstudy Holdings Limited, Markerstudy Insurance Company Limited and Zenith Insurance, UK supporting companies Markerstudy Limited and Zenith Insurance Management UK Limited, providing distribution, claims and administrative support; as well as other niche insurers and brands. Established in 2001 and employing around 3,000 staff, Markerstudy was named 11th in ‘The Sunday Times Best 100 Companies to Work For 2015’.

Forward-Looking Statements

Certain statements in this release, including statements regarding the expected closing date, transaction consideration, the expected benefits of the pending transaction, and the anticipated impact on 2015 earnings, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Transaction consideration was converted from Pound Sterling into US Dollars at the current exchange rate of 1.50. The actual US Dollar amount at closing will depend on the then current exchange rate and other items. Use of the words "believes," "anticipates," "expects," "projections," "outlook," "should," "plan," "guidance" and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "Investors", as well as the risks inherent in any proposed transaction, including the risks that closing conditions may not be satisfied.

Contacts:

Investors:	US Media:	UK Media:
Oksana Lukasheva	Michael F. Buckley	Jessica Stephenson
(508) 855-2063	(508) 855-3099	020 7105 8258
Email: olukasheva@hanover.com	mibuckley@hanover.com	jessica.stephenson@chaucerplc.com